Exhibit 99.1

Cinergy Corp.

Notice to Directors and Executive Officers

Cinergy Corp. (“Cinergy”) has received notice from the plan administrator of the Cinergy Corp. Non-Union Employees’ 401(k) Plan, Cinergy Corp. Union Employees’ 401(k) Plan and Cinergy Corp. Union Employees’ Savings Incentive Plan (collectively, the “401(k) Plan”) that activity in the Cinergy Stock Fund under the 401(k) Plan will be closed for participant transactions from the close of business on March 31, 2006 until sometime during the week of April 2, 2006. This temporary suspension is necessary in order for the 401(k) Plan’s recordkeeper, Fidelity Investments, to clear all pending trades, determine all final share balances, and process the exchange of Cinergy securities for Duke Energy Holding Corp. (“Duke Energy”) securities pursuant to the Agreement and Plan of Merger, dated as of May 8, 2005, between Cinergy and Duke Energy Corporation (the “Merger Agreement”). This notice is intended to inform you that, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, during the blackout period you will be unable to trade in Cinergy or Duke Energy common stock (or related securities). In addition, this period occurs during a time when trading under Cinergy’s insider trading policy is generally not permitted (i.e., not during a “trading window” pursuant to the Cinergy Corp. Insider Trading Policy). Please note that this restriction will not apply to certain trading activities, including (i) the exchange of Cinergy securities for Duke Energy securities pursuant to the Merger Agreement, (ii) any purchases and sales made pursuant to certain written plans satisfying the conditions of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended or (iii) dividend reinvestments.

If you have any question about this notice and the required trading restriction, including whether the blackout period has begun or ended, you may obtain information, without charge, by contacting Cinergy Corp., Attention: Vice President, Human Resources, 139 East Fourth St., Cincinnati, OH 45202 (telephone (513) 421-9500).